Exhibit 99.1

FORM OF WARRANT AMENDMENT

This WARRANT AMENDMENT (this “Amendment”) is dated as of November 30,2010 by and among Tianyin Pharmaceutical Co., Inc., a Delaware corporation (the “Company”), and the investors signatory hereto (each an “Investor”, collectively, the “Investors”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Securities Purchase Agreement (as defined below).

R E C I T A L S

WHEREAS, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of October 27, 2009 (the “Closing Date”), pursuant to which the Company conducted a private offering solely to accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Act”), of its common stock and warrants; and

WHEREAS, pursuant to Sections 3(e) and (f) of the Series C Warrant to Purchase Shares of Common Stock of the Company which were delivered to the Investors pursuant to the Securities Purchase Agreement (the “Warrants”), the investors have certain weighted average anti-dilution protection in the event the Company issues any Additional Shares of Common Stock, Convertible Securities or Common Stock Equivalents (as those terms are defined in the Warrant) at a price per share less than the Warrant Price then in effect; and

WHEREAS, the Company has requested that the Investors amend the Warrants to delete Sections 3(e) and (f) thereof (attached hereto as Exhibit A); and agree that in lieu of such provisions the holders of the Warrants shall have a right to pre-approve any Additional Issuance at a price less than the Warrant Price then in effect, and give retroactive effect to such amendments; and

WHEREAS, pursuant to Section 11 of each of the Warrants, no provision of the Warrant may be amended without the written consent of the Company, the Initial Holder (as defined in the Warrants) and the Holders of 25% of the Warrants; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Amendment. Pursuant to Section 11 of the Warrant, the parties hereto hereby amend the Warrants, as of the date hereof, by:

(a)	deleting Sections 3(e) and (f) and replacing it with the following:

“Issuance of Additional Shares of Common Stock.  Until May 1, 2011, the Issuer shall not issue any Additional Shares of Common Stock, Convertible Securities or Common Stock Equivalents (otherwise than as provided in the foregoing subsections (a) through (d) of this Section 3), at a price per share less than the Warrant Price then in effect or without consideration, without the prior unanimous written consent of Holders of the then outstanding Warrants.”

2.           Effective Time.  The parties hereto agree that this Amendment shall be retroactive from and including, October 27, 2009.

3.           Effect on Transaction Documents.  Except as set forth above the Transaction Documents and any other documents related thereto, shall remain in full force and effect and are hereby ratified and confirmed.

4.           Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

5.           Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

6.           Severability. If any provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment or the validity or enforceability of this Amendment in any other jurisdiction.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

TIANYIN PHARMACEUTICAL CO., INC.

By:  /s/ Guoqing Jiang
Name: Dr. Guoqing Jiang
Title:   Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

[INVESTOR]

By:
Name:
Title:

EXHIBIT A
SECTIONS 3(e) AND (f) OF SERIES C WARRANT TO PURCHASE
SHARES OF COMMON STOCK OF
TIANYIN PHARMACEUTICAL CO., INC.

Section 3(e).          Adjustments for Issuance of Additional Shares of Common Stock. For a period of twelve (12) months following the effective date of the Registration Statement filed under the Registration Rights Agreement (the “Anti-Dilution Period”), in the event the Issuer shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (a) through (d) of this Section 3 or pursuant to (X) Common Stock Equivalents (as hereafter defined) granted or issued prior to the Original Issue Date or (Y) subsection (f) below) (“Additional Shares of Common Stock”) at a price per share less than the then-applicable Warrant Price or without consideration, then the Warrant Price upon each such issuance shall be reduced to that price (rounded to the nearest cent) determined by multiplying the Warrant Price by a fraction: (1) the numerator of which shall be equal to the sum of (A) the number of shares of Outstanding Common Stock immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the outstanding Warrant Price in effect immediately prior to such issuance; and (2) the denominator of which shall be equal to the number of shares of Outstanding Common Stock immediately after the issuance of such Additional Shares of Common Stock. No adjustment of the Warrant Price shall be made upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore).

Section 3(f).           Issuance of Common Stock Equivalents. The provisions of this Section 3(f) shall apply if the Issuer during the Anti-Dilution Period, shall (a) issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), or (b) issue or sell any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”). If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Convertible Securities or Common Stock Equivalent shall be less than the applicable Warrant Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Warrant Price in effect at the time of such amendment or adjustment, then the applicable Warrant Price upon each such issuance or amendment shall be adjusted as provided in Section 3(e). No adjustment shall be made to the Warrant Price upon the issuance of any Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of such Convertible Security or Common Stock Equivalent.